                                                                    EXHIBIT 12.2

                                THERMEDICS INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                            Year Ended
                                                                                    ---------------------------
                                                                                      1999             1998
                                                                                      ----             ----

Income from continuing operations before provision for income taxes, minority
 interest, and extraordinary item                                                     $20,396          $28,292
Less:
 Minority interest in earnings of consolidated subsidiaries                            (2,475)          (2,665)
Add:
 Minority interest in consolidated subsidiaries with fixed charges                      2,475            2,665
 Interest on indebtedness and amortization of debt expense                              2,581            1,777
 Portion of rents representative of the interest factor (1)                             1,423            1,531
                                                                                    ---------        ---------

      Income as adjusted                                                              $24,400          $31,600
                                                                                    =========        =========

Fixed Charges:
 Interest on indebtedness and amortization of debt expense                            $ 2,581          $ 1,777
 Portion of rents representative of the interest factor (1)                             1,423            1,531
                                                                                    ---------        ---------

      Fixed Charges                                                                   $ 4,004          $ 3,308
                                                                                    =========        =========

Ratio of Earnings to Fixed Charges                                                       6.09             9.55
                                                                                    =========        =========

(1) Portion of rents representative of the interest factor is 1/3 of total rents.